Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Masonite International Corporation:

We consent to the use of our report dated February 27, 2013, with respect to the balance sheet of Birchwood Lumber & Veneer Co., Inc. as of October 31, 2011, and the related statements of income, stockholders’ equity, and cash flows for the ten month period then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Tampa, Florida

February 27, 2013

Certified Public Accountants